Exhibit 99.1

NEWS RELEASE

CONTACT:  Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810

LITTELFUSE REPORTS THIRD QUARTER RESULTS

CHICAGO, November 1, 2012 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the third quarter of 2012.

Third Quarter Highlights

•	Sales for the third quarter of 2012 were $172.7 million. This was a 1% decline year over year and 2% sequentially and consistent with third quarter guidance.
•	Diluted earnings per share for the third quarter of 2012 were $1.08. This included $1.5 million of acquisition-related expenses and impairment charges which reduced earnings by $.05 per share.
•	Sales and order trends by business unit were as follows:
o
Electronics sales declined 9% year over year and 2% sequentially due to sluggish end markets globally and tight inventory management by distributors.  The order rate softened during the quarter with the book-to-bill ratio ending the quarter at .89.

o
Automotive sales increased 9% year over year due primarily to $5.1 million of sales from the recently-completed Accel acquisition.  Excluding Accel, automotive sales declined 2% due to the effects of a weaker euro and slowing commercial vehicle sales partially offset by modest growth in passenger vehicles.

o	Electrical sales increased 10% year over year due to continued growth in protection relays and custom products and an upturn in solar sales reflecting the success of new products.
•	The effective tax rate dropped to 22.6% resulting from favorable book-to-provision adjustments and more income earned in low-tax jurisdictions.
•
Cash provided by operating activities was $43.5 million for the third quarter of 2012 compared to $37.9 million for the third quarter of 2011.  Through nine months of 2012 operating cash flow was $76.1 million and capital expenditures were $12.8 million.

-more-

•
The company acquired the assets of Terra Power LLC on September 26, 2012.  Terra Power provides power distribution and switching products to the commercial vehicle market and has a growing revenue base of approximately $7 million.  It will be managed as part of the Cole Hersee business.

“We turned in solid financial performance for the quarter despite uncertain market conditions,” said Gordon Hunter, Chief Executive Officer. “As projected, the electronics business did not show typical seasonal strength and the commercial vehicle business softened considerably.  On the other hand, the electrical business continues to grow and the passenger vehicle business is holding up reasonably well despite challenges in Europe.”

“Third quarter cash flow was near record levels, and we continue to build our cash position despite closing two small acquisitions within the last four months,” said Phil Franklin, Chief Financial Officer.  “We are pleased with our progress in filling the acquisition funnel and expect to do some more substantial deals in the future.”

Outlook

“Our current business environment is marked by uncertainty, lack of visibility and softening demand in a few of our key markets,”  said Hunter. “The low book-to-bill ratio indicates a weaker-than-normal fourth quarter for electronics, although sales are expected to be above last year’s fourth quarter. The weakness in the commercial vehicle market, which began several months ago, is continuing into the fourth quarter.  Growth in content per vehicle in our passenger car business is expected to help offset lackluster end demand.  The electrical business is expected to have another growth quarter despite slowing in the mining sector.”

•	Sales for the fourth quarter are expected to be in the range of $152 to $162 million which at the midpoint represents 7% growth over the fourth quarter of 2011.
•
Earnings for the fourth quarter of 2012 are expected to be in the range of $0.75 to $0.90 per diluted share before special items. The company expects to book a material non-cash charge in the fourth quarter related to lump-sum distributions from the U.S. pension plan that will reduce the company’s pension liability.

•	Capital expenditures are now expected to be less than $20 million, down from earlier guidance of $25 million. This reflects push out of several capacity-related projects.

Dividend

The company will pay a cash dividend of $0.20 per common share on December 3, 2012 to shareholders of record at the close of business on November 19, 2012.

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Conference Call Webcast Information

Littelfuse will host a conference call today, Thursday, November 1, 2012 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the third quarter results. The call will be broadcast live over the Internet and can be accessed through the company’s website: www.littelfuse.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for replay through December 31, 2012 and can be accessed through the website listed above.

About Littelfuse

Founded in 1927, Littelfuse, Inc., the worldwide leader in circuit protection, offers the industry’s broadest and deepest portfolio of circuit protection products and solutions. Littelfuse devices protect products in virtually every market that uses electrical energy, from consumer electronics to automobiles to industrial equipment. In addition to its Chicago, Illinois, world headquarters, Littelfuse has more than 30 sales, distribution, manufacturing and engineering facilities in the Americas, Europe and Asia. Technologies offered by Littelfuse include Fuses; Gas Discharge Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); Protection Relays; PulseGuard® ESD Suppressors; SIDACtor® Devices; Silicon Protection Arrays (SPA™); Switching Thyristors; TVS Diodes and Varistors.  The company also offers a comprehensive line of highly reliable Electromechanical and Electronic Switch and Control Devices for commercial and specialty vehicles, as well as Protection Relays and underground Power Distribution Centers for the safe control and distribution of electricity.

For more information, please visit the Littelfuse website: littelfuse.com.

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in the company’s Form 10-Q for the fiscal quarter ended September 29, 2012. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 31, 2011.

LITTELFUSE, INC.
Net Sales and Operating Income by Business Unit
(In thousands of USD, unaudited)

	Third Quarter			Year-to-Date
	2012	2011	% Change	2012	2011	% Change
Net Sales
Electronics	$87,779	$96,288	(9%)	$254,342	$282,032	(10%)
Automotive	51,878	47,703	9%	155,954	151,957	3%
Electrical	33,031	29,996	10%	98,823	83,773	18%

Total	$172,688	$173,987	(1%)	$509,119	$517,762	(2%)

	Third Quarter			Year-to-Date
	2012	2011	% Change	2012	2011	% Change
Operating Income
Electronics	$17,186	$18,610	(8%)	$43,075	$56,974	(24%)
Automotive	7,018	6,456	9%	23,489	24,580	(4%)
Electrical	8,235	7,472	10%	23,795	21,467	11%
Other(1)	(1,508)	(2,964)	(49%)	(1,508)	(7,238)	(79%)

Total	$30,931	$29,574	5%	$88,851	$95,783	(7%)

(1) "Other" typically includes special items such as acquisition-related costs, restructuring costs, asset impairments, and gains and losses on asset sales. Special items for the third quarter of 2012 included fees related to the Accel and Terra Power acquisiitons ($596K), a purchase accounting adjustment (ASC 805) related to the Accel acquisition ($363K), and an impairment charge related to the discontinued Duensen, Germany facility ($549K).

LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD, except share amounts)

	September 29, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$207,398	$164,016
Short-term investments	-	13,997
Accounts receivable, less allowances	109,179	92,088
Inventories	81,073	75,575
Deferred income taxes	11,174	11,895
Prepaid expenses and other current assets	13,982	14,219
Assets held for sale	6,936	6,592
Total current assets	429,742	378,382
Property, plant and equipment:
Land	6,226	4,888
Buildings	54,426	52,730
Equipment	302,785	281,521
	363,437	339,139
Accumulated depreciation	(245,407)	(220,255)
Net property, plant and equipment	118,030	118,884
Intangible assets, net of amortization:
Patents, licenses and software	15,779	10,753
Distribution network	19,397	19,307
Customer lists, trademarks and tradenames	15,319	14,523
Goodwill	133,356	115,697
	183,851	160,280
Investments	26,819	14,867
Deferred income taxes	2,719	4,191
Other assets	2,186	1,820
Total assets	$763,347	$678,424

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$27,389	$19,934
Accrued payroll	20,145	23,048
Accrued expenses	10,316	8,861
Accrued severance	1,145	1,843
Accrued income taxes	12,991	10,591
Current portion of long-term debt	88,534	85,000
Total current liabilities	160,520	149,277
Accrued post-retirement benefits	10,691	15,292
Other long-term liabilities	11,608	12,752
Total equity	580,528	501,103
Total liabilities and equity	$763,347	$678,424

Common shares issued and outstanding of
21,958,405 and 21,552,529 at September 29, 2012 and
December 31, 2011, respectively.

LITTELFUSE, INC.
Consolidated Statements of Comprehensive Income
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 29, 2012	October 1, 2011	September 29, 2012	October 1, 2011

Net sales	$172,688	$173,987	$509,119	$517,762

Cost of sales	104,052	105,516	310,059	314,594

Gross profit	68,636	68,471	199,060	203,168

Selling, general and administrative expenses	30,601	32,015	90,199	87,851
Research and development expenses	5,505	5,297	15,553	14,754
Amortization of intangibles	1,599	1,585	4,457	4,780
	37,705	38,897	110,209	107,385

Operating income	30,931	29,574	88,851	95,783

Interest expense	454	414	1,298	1,271
Other (income) expense, net	(516)	(1,897)	(1,172)	(1,934)

Income before income taxes	30,993	31,057	88,725	96,446
Income taxes	6,995	6,118	23,234	24,660

Net income	$23,998	$24,939	$65,491	$71,786

Net income per share:
Basic	$1.09	$1.13	$3.00	$3.25
Diluted	$1.08	$1.12	$2.96	$3.19

Weighted average shares and equivalent shares outstanding:
Basic	21,923	22,000	21,770	22,023
Diluted	22,162	22,287	22,055	22,407

Diluted Net Income Per Share
Net income as reported	$23,998	$24,939	$65,491	$71,786
Less: income allocated to participating securities	(28)	(73)	(121)	(264)
Net income available to common shareholders	$23,970	$24,866	$65,370	$71,522

Weighted average shares adjusted for dilutive securities	22,162	22,287	22,055	22,407

Diluted net income per share	$1.08	$1.12	$2.96	$3.19

Comprehensive income	$34,320	$7,301	$76,674	$69,133

LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Nine Months Ended
	September 29, 2012	October 1, 2011

OPERATING ACTIVITIES:
Net income	$65,491	$71,786
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,029	19,030
Amortization of intangibles	4,457	4,780
Impairment of assets	549	2,320
Non-cash inventory charge*	567	3,678
Stock-based compensation	5,574	4,501
Excess tax benefit on stock-based compensation	(2,471)	(3,873)
Loss (gain) on disposal of fixed assets	62	(258)
Changes in operating assets and liabilities:
Accounts receivable	(12,756)	(12,266)
Inventories	58	(4,370)
Prepaid expenses and other	(748)	(1,504)
Accounts payable	5,640	1,023
Accrued expenses (including post retirement)	(5,234)	(28)
Accrued payroll and severance	(4,646)	(4,918)
Accrued taxes	479	4,052
Net cash provided by operating activities	76,051	83,953

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(12,797)	(12,381)
Business acquisition settlement	-	50
Acquisition of businesses, net of cash acquired	(34,016)	(11,127)
Purchase of investment	(10,000)	(3,000)
Purchase of short-term investments	(4,616)	-
Proceeds from sales of short-term investments	17,805	-
Proceeds from sale of assets	495	574
Net cash used in investing activities	(43,129)	(25,884)

FINANCING ACTIVITIES:
Proceeds from debt	20,251	110,000
Payments of term debt	-	(49,000)
Payments of revolving credit facility	(17,500)	(42,000)
Purchases of common stock	-	(37,091)
Debt issuance costs	-	(716)
Cash dividends paid	(12,181)	(10,633)
Proceeds from exercise of stock options	13,411	21,738
Excess tax benefit on stock-based compensation	2,471	3,873
Net cash provided by (used in) financing activities	6,452	(3,829)

Effect of exchange rate changes on cash and cash equivalents	4,008	(536)

Increase in cash and cash equivalents	43,382	53,704
Cash and cash equivalents at beginning of period	164,016	109,720
Cash and cash equivalents at end of period	$207,398	$163,424

* Purchase accounting adjustment related to acquisitions.